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                                                                  EXHIBIT 8
                                                                  ---------


October 19, 1995


Phillip J. Lauro
Executive Director - Taxes
Pacific Telesis Group
130 Kearny Street
Suite 3501
San Francisco, California  94108


RE:  Pacific Telesis Group
     Pacific Telesis Financing I
     130 Kearny Street
     San Francisco, California  94108


Ladies & Gentlemen:

     I have acted as special tax counsel for Pacific Telesis Group ("PTG"), a Nevada corporation, and Pacific Telesis Financing I ( PTF"), a Delaware business trust, in connection with a Registration Statement on Form S-3 filed with the Securities and Exchange Commission on or about October 19, 1995 (the "Registration Statement"), for the purpose of registering Trust Originated Preferred Securities (the "Preferred Securities") of PTF (liquidation amount of $25 per Preferred Security), Subordinated Deferrable Interest Debentures of PTG due 2025 (the "Subordinated Debentures"), and PTG Guarantees of the Preferred Securities (the Guarantees"). In connection therewith, we have participated in the preparation of, and have reviewed, the Registration Statement, including the prospectus (the "Prospectus") and the form of prospectus supplement (the "Prospectus Supplement") included therewith.

     We have examined and relied upon the Registration Statement and, in each case as filed with the Registration Statement, (i) the form of indenture (the "Indenture") between PTG and The First National Bank of Chicago, as trustee,
(ii) the form of supplemental indenture to be used in connection with the issuance of the Subordinated Debentures (the "Supplemental Indenture"), which Supplemental Indenture includes the form of the Subordinated Debentures, (iii) the form of declaration of trust for PTF (the "Declaration"), which Declaration includes the form of the Preferred Securities, (iv) the form of guarantee with respect to the Preferred Securities, and (v) certain other relevant documents used in connection with the issuance of the Subordinated Debt Securities, the Preferred Securities and the Guarantees (collectively the "Operative Documents").

     Based on the foregoing and assuming that the Operative Documents are executed and delivered in substantially the form filed as exhibits to the Registration Statement and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, I hereby confirm, in all material respects, that the discussion set forth in the Prospectus Supplement under the heading "UNITED STATES FEDERAL INCOME TAXATION" is a fair and accurate summary of the matters addressed therein, based upon current law and the assumptions stated or referred to therein. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

     I hereby consent to the use of my name in the above-captioned Registration Statement and to the filing of this opinion as Exhibit 8 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1993.

                                        Very truly yours,



                                     /s/Phillip J. Lauro
                                        Phillip J. Lauro
                                        Executive Director-Taxes
                                        Pacific Telesis Group